DISTRIBUTION AGREEMENT

Agreement made as of the 1st day of October, 1999, by and between Strategist World Fund, Inc. (the Fund), a Minnesota corporation, on behalf of each class of its underlying series funds, and American Express Financial Advisors Inc.
(AEFA), a Delaware corporation.

Part One:   DISTRIBUTION OF SECURITIES

(1) The Fund covenants and agrees that, during the term of this agreement and any renewal or extension, AEFA shall have the exclusive right to act as principal underwriter for the Fund and to offer for sale and to distribute either directly or through any affiliated or unaffiliated entity any and all shares of each class of capital stock issued or to be issued by the Fund.

(2) AEFA hereby covenants and agrees to act as the principal underwriter of each class of capital shares issued and to be issued by the Fund during the period of this agreement and agrees during such period to offer for sale such shares as long as such shares remain available for sale, unless AEFA is unable or unwilling to make such offer for sale or sales or solicitations therefor legally because of any federal, state, provincial or governmental law, rule or agency or for any financial reason.

(3) With respect to the offering for sale and sale of shares of each class to be issued by the Fund, it is mutually understood and agreed that such shares are to be sold on the following terms:

          (a) All sales shall be made by means of an application, and every application shall be subject to acceptance or rejection by the Fund at its principal place of business. Shares are to be sold for cash, payable at the time the application and payment for such shares are received at the principal place of business of the Fund.

          (b)  No  shares  shall  be sold  at less  than  the  net  asset  value
               (computed in the manner provided by the currently effective prospectus or Statement of Additional Information and the Investment Company Act of 1940, and rules thereunder). The number of shares or fractional shares to be acquired by each applicant shall be determined by dividing the amount of each accepted application by the public offering price of one share of the capital stock of the appropriate class as of the close of business on the day when the application, together with payment, is received by the Fund at its principal place of business. The computation as to the number of shares and fractional shares shall be carried to three decimal points of one share with the computation being carried to the nearest 1/1000th of a share. If the day of receipt of the application and payment is not a full business day, then the asset value of the share for use in such computation shall be determined as of the close of business on the next succeeding full business day. In the event of a period of emergency, the computation of the asset value for the purpose of determining the number of shares or fractional shares to be acquired by the applicant may be deferred until the close of business on the first full business day following the termination of the period of emergency. A period of emergency shall have the definition given thereto in the Investment Company Act of 1940, and rules thereunder.

(4) The Fund agrees to make prompt and reasonable effort to do any and all things necessary, in the opinion of AEFA to have and to keep the Fund and the shares properly registered or qualified in all appropriate jurisdictions and, as to shares, in such amounts as AEFA may from time to time designate in order that the Fund's shares may be offered or sold in such jurisdictions.

(5) The Fund agrees that it will furnish AEFA with information with respect to the affairs and accounts of the Fund, and in such form, as AEFA may from time to time reasonably require and further agrees that AEFA, at all reasonable times, shall be permitted to inspect the books and records of the Fund.

(6) AEFA or its agents may prepare or cause to be prepared from time to time circulars, sales literature, broadcast material, publicity data and other advertising material to be used in the sales of shares issued by the Fund, including material which may be deemed to be a prospectus under rules promulgated by the Securities and Exchange Commission (each separate promotional piece is referred to as an "Item of Soliciting Material"). At its option, AEFA may submit any Item of Soliciting Material to the Fund for its prior approval. Unless a particular Item of Soliciting Material is approved in writing by the Fund prior to its use, AEFA agrees to indemnify the Fund and its directors and officers against any and all claims, demands, liabilities and expenses which the Fund or such persons may incur arising out of or based upon the use of any Item of Soliciting Material. The term "expenses" includes amounts paid in satisfaction of judgments or in settlements. The foregoing right of indemnification shall be in addition to any other rights to which the Fund or any director or officer may be entitled as a matter of law. Notwithstanding the foregoing, such indemnification shall not be deemed to abrogate or diminish in any way any right or claim AEFA may have against the Fund or its officers or directors in connection with the Fund's registration statement, prospectus, Statement of Additional Information or other information furnished by or caused to be furnished by the Fund.

(7) AEFA agrees to submit to the Fund each application for shares immediately after the receipt of such application and payment therefor by AEFA at its principal place of business.

(8) AEFA agrees to cause to be delivered to each person submitting an application a prospectus to be furnished by the Fund in the form required by the applicable federal laws or by the acts or statutes of any applicable state, province or country.

(9) The Fund shall have the right to extend to shareholders of each class the right to use the proceeds of any cash dividend paid by the Fund to that shareholder to purchase shares of the same class at the net asset value at the close of business upon the day of purchase, to the extent set forth in the currently effective prospectus or Statement of Additional Information.

(10) Shares of each class issued by the Fund may be offered and sold at their net asset value to the shareholders of the same class of other companies in the Strategist Fund Group who wish to exchange their investments in shares of the other funds in the Strategist Fund Group to investments in shares of the Fund, to the extent set forth in the currently effective prospectus or Statement of Additional Information, such net asset value to be computed as of the close of business on the day of sale of such shares of the Fund.

(11) AEFA and the Fund agree to use their best efforts to conform with all applicable state and federal laws and regulations relating to any rights or obligations under the term of this agreement.

Part Two:  ALLOCATION OF EXPENSES

Except as provided by any other agreements between the parties, AEFA covenants and agrees that during the period of this agreement it will pay or cause to be paid all expenses incurred by AEFA or any of its affiliates, in the offering for sale or sale of each class of the Fund's shares.

Part Three:   COMPENSATION

(1)  It is covenanted and agreed that AEFA shall be paid:

          (i) for a class of shares imposing a front-end sales charge, by the purchasers of Fund shares in an amount equal to the difference between the total amount received upon each sale of shares issued by the Fund and the net asset value of such shares at the time of such sale; and

          (ii) for a class of shares imposing a deferred sales charge, by owners of Fund shares at the time the sales charge is imposed in an amount equal to any deferred sales charge, as described in the Fund's prospectus.

Such sums as are received by the Fund shall be received as Agent for AEFA and shall be remitted to AEFA daily as soon as practicable after receipt.

(2) The net asset value of any share of each class of the Fund shall be determined in the manner provided by the classes' currently effective prospectus and Statement of Additional Information and the Investment Company Act of 1940, and rules thereunder.

 Part Four:   MISCELLANEOUS

(1) AEFA shall be deemed to be an independent contractor and, except as expressly provided or authorized in this agreement, shall have no authority to act for or represent the Fund.

(2) AEFA shall be free to render to others services similar to those rendered under this agreement.

(3) Neither this agreement nor any transaction had pursuant hereto shall be invalidated or in any way affected by the fact that directors, officers, agents and/or shareholders of the Fund are or may be interested in AEFA as directors, officers, shareholders or otherwise; that directors, officers, shareholders or agents of AEFA are or may be interested in the Fund as directors, officers, shareholders or otherwise; or that AEFA is or may be interested in the Fund as shareholder or otherwise; provided, however, that neither AEFA nor any officer or director of AEFA or any officers or directors of the Fund shall sell to or buy from the Fund any property or security other than a security issued by the Fund, except in accordance with a rule, regulation or order of the federal Securities and Exchange Commission.

(4) For the purposes of this agreement, a "business day" shall have the same meaning as is given to the term in the By-laws of the Fund.

(5) Any notice under this agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the parties to this agreement at each company's principal place of business in Minneapolis, Minnesota, or to such other address as either party may designate in writing mailed to the other.

(6) AEFA agrees that no officer, director or employee of AEFA will deal for or on behalf of the Fund with himself as principal or agent, or with any corporation or partnership in which he may have a financial interest, except that this shall not prohibit:

          (a) Officers, directors and employees of AEFA from having a financial interest in the Fund or in AEFA.

          (b) The purchase of securities for the Fund, or the sale of securities owned by the Fund, through a security broker or dealer, one or more of whose partners, officers, directors or employees is an officer, director or employee of AEFA provided such transactions are handled in the capacity of broker only and provided commissions charged do not exceed customary brokerage charges for such services.

          (c) Transactions with the Fund by a broker-dealer affiliate of AEFA if allowed by rule or order of the Securities and Exchange Commission and if made pursuant to procedures adopted by the Fund's Board of Directors (the "Board").

(7) AEFA agrees that, except as otherwise provided in this agreement, or as may be permitted consistent with the use of a broker-dealer affiliate of AEFA under applicable provisions of the federal securities laws, neither it nor any of its officers, directors or employees shall at any time during the period of this agreement make, accept or receive, directly or indirectly, any fees, profits or emoluments of any character in connection with the purchase or sale of securities (except securities issued by the Fund) or other assets by or for the Fund.

Part Five:   TERMINATION

(1) This agreement shall continue from year to year unless and until terminated by AEFA or the Fund, except that such continuance shall be specifically approved at least annually by a vote of a majority of the Board who are not parties to this agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and by a majority of the Board or by vote of a majority of the outstanding voting securities of the Fund. As used in this paragraph, the term "interested person" shall have the meaning as set forth in the Investment Company Act of 1940, as amended.

(2) This agreement may be terminated by AEFA or the Fund at any time by giving the other party sixty (60) days written notice of such intention to terminate.

(3) This agreement shall terminate in the event of its assignment, the term "assignment" for this purpose having the same meaning as set forth in the Investment Company Act of 1940, as amended.

IN WITNESS WHEREOF, The parties hereto have executed the foregoing agreement on the date and year first above written.

STRATEGIST WORLD FUND, INC.
  Strategist Emerging Markets Fund
  Strategist World Growth Fund
  Strategist World Income Fund
  Strategist World Technologies Fund



By  /s/  James A. Mitchell
         James A. Mitchell
         President


AMERICAN EXPRESS FINANCIAL ADVISORS INC.



By  /s/  Pamela J. Moret
         Pamela J. Moret
         Vice President